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Exhibit 21


                     AZTEC TECHNOLOGY PARTNERS, INC.

                       Subsidiaries of Registrant


Name of Subsidiary                                  State of Incorporation

Aztec International LLC                             Delaware
Bay State Computer Group LLC                        Delaware
Compel LLC                                           Delaware
Entra Computer Corp.                                Ohio
Fortran Corp.                                       Maryland
Mahon Communications Corporations                   Massachusetts
McDowell, Tucker & Company                          Texas
Office Equipment Service Co., Inc.                  Tennessee
PCM, Inc.                                           Illinois
Professional Computer Solutions, Inc.               New York
Professional Network Services, Inc.                 Connecticut
Solutions E.T.C., Inc.                              Massachusetts